FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT (this "Amendment"), dated as of October 31, 2014, to that certain LOAN AGREEMENT dated as of August 25, 2014 is executed by and among LCI SHIPHOLDINGS, INC., a non-resident corporation organized under the laws of the Republic of the Marshall Islands, with offices at 11 North Water St., Suite 18290, Mobile, Alabama 36602 ("Borrower"), INTERNATIONAL SHIPHOLDING CORPORATION, a corporation organized under the laws of Delaware, with offices at 11 North Water St., Suite 18290, Mobile, Alabama 36602 (together with its successors and permitted assigns, "Guarantor"), and CITIZENS ASSET FINANCE, INC. (f/k/a RBS Asset Finance, Inc.), a New York corporation, with offices at 71 South Wacker Drive, 29th Floor, Mailstop IH2935, Chicago, Illinois 60606 (together with its successors and assigns, "Lender").

RECITALS:

WHEREAS, the Loan Agreement was executed and delivered by Borrower, Guarantor and Lender to establish the terms and conditions pursuant to which Lender would open a term loan credit facility in favor of Borrower with available credit thereunder in a principal amount of up to TWENTY-THREE MILLION FORTY THOUSAND AND NO/100 Dollars ($23,040,000.00) in order to refinance certain indebtedness of Borrower under the DNB Credit Agreement (as defined in the Loan Agreement), which debt was secured by a preferred mortgage lien and security interest against the Marshall Islands-flagged vessel, GREEN DALE, Official Number 5236, IMO Number 9181376 (the "Vessel") and to fund a portion of the acquisition price payable by Waterman Steamship Corporation, an Affiliate of Borrower and of Guarantor, in connection with the early termination of a bareboat charter of a sister ship of the Vessel; and

WHEREAS, Borrower and Guarantor have agreed to amend certain of the financial covenants of the Loan Agreement to conform with those in force under the senior credit facility in favor of Guarantor, the parent of Borrower; and

WHEREAS, Lender has agreed to amend the financial covenants as requested provided that Borrower and Guarantor execute an amendment to the Loan Agreement reflecting the changes to the financial covenants and pay to Lender a fee for such amendment of $23,040.00 (0.10% of the original principal amount of the Loan).

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Guarantor and Lender hereby agree as follows:

The following amendments to the Loan Agreement are effective as of the date hereof:

1.Section 6.10 of the Loan Agreement is amended and restated to read, in its entirety, as follows:

Section 6.10Financial Covenants. Until Borrower has paid and performed all of the Obligations, in full, Guarantor, as Parent, and its Subsidiaries shall maintain the following financial covenants on a consolidated basis:

(a)Maximum Consolidated Leverage Ratio. A Consolidated

Leverage Ratio of not greater than (A) 4.50:1.00 through the Fiscal Quarter ending June 30, 2014, (B) 5.00:1.00 beginning with the Fiscal Quarter ending

September 30, 2014 through the Fiscal Quarter ending December 31, 2015, (C) 4.75:1.00 for the Fiscal Quarter ending March 31, 2016, (D) 4.50:1.00 beginning with the Fiscal Quarter ending June 30, 2016 through the Fiscal Quarter ending September 30, 2016, and (E) 4.25:1.00 as of each Fiscal Quarter-end thereafter, tested quarterly at the end of each Fiscal Quarter based on the four most recent Fiscal Quarters for which financial information is available.

(b) Minimum Liquidity. Liquidity of not less than (A) $15,000,000 through the Fiscal Quarter ending June 30, 2014, and (B) $20,000,000 as of each Fiscal Quarter end thereafter, tested quarterly at the end of each Fiscal Quarter.

(c) Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth, tested quarterly as of the end of each Fiscal Quarter, in an amount of not less than the sum of (A) $228,000,000, plus (B) 50% of all Consolidated Net Income of Parent and its Subsidiaries, including Borrower, earned after December 31, 2011 plus (C) 100% of the proceeds of all issuances of Equity Interests (common or preferred) of the Parent and its Subsidiaries (on a consolidated basis) received after December 31, 2011 (other than issuances in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement).

(d) Consolidated EBITDA to Consolidated Interest Expense. A ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than 2.50 to 1.00 tested quarterly at the end of each Fiscal Quarter based on the four most recent Fiscal Quarters for which financial information is available.

(e) Minimum Consolidated Fixed Charge Coverage Ratio. A Consolidated Fixed Charge Coverage Ratio of not less than (A) 1.15:1.00 through the Fiscal Quarter ending June 30, 2014, (B) 1.10:1.00 beginning with the Fiscal Quarter ending September 30, 2014 through the Fiscal Quarter ending December 31, 2014, (C) 1.15:1.00, beginning with the Fiscal Quarter ending March 31, 2015 through the Fiscal Quarter ending December 31, 2015, (D) 1.20:1.00, beginning with the Fiscal Quarter ending March 31, 2016 through the Fiscal Quarter ending June 30, 2016„ and (E) 1.25:1.00 as of each Fiscal Quarter end thereafter tested quarterly at the end of each Fiscal Quarter based on the four most recent Fiscal Quarters for which financial information is available.

The calculations of the financial covenants shall be made on a pro forma basis after giving effect to any acquisitions and dispositions such that (i) income statement and cash flow statement items attributable to property disposed of shall be excluded to the extent relating to any period prior to the date of such acquisition, (ii) income statement and cash flow statement items attributable to any entity or property acquired, for the prior four rolling quarters, shall be included to the extent related to any period applicable in such calculations and supported by financial statements or other information satisfactory to the Administrative Agent (or following any termination of the Senior Credit Agreement, satisfactory to Lender), and (iii) any Debt assumed in connection with any such transaction shall be deemed to have been incurred as of the first day of the applicable period.

The execution and delivery of this Amendment has been duly authorized, and all conditions and requirements have been satisfied and performed that are necessary to make this Amendment a valid and binding agreement, and to effect the amendment of the Loan Agreement as provided herein.

All of the warranties, representations, covenants and agreements of Borrower and Guarantor, and all the rights, immunities, powers and the remedies of Lender, that are set forth in the Loan Agreement are incorporated herein and shall apply with the same force and effect as though set forth at length in this Amendment.

This Amendment shall be construed in connection with and as part of the Loan Agreement. Capitalized terms not otherwise defined herein that are defined in the Loan Agreement are used herein with such defined meanings. If for any reason this Amendment, or any part hereof, shall be declared invalid or unenforceable for any reason whatsoever, such invalidity or unenforceability shall not be deemed to affect the validity or enforceability of the Obligations, any other Loan Document, or the remaining portions of this Amendment.

Except as expressly amended hereby, all provisions of the Loan Agreement remain in full force and effect. The Loan Agreement, as amended by this Amendment, and all Loan Documents related thereto, as further amended pursuant to this Amendment, be and are hereby ratified and affirmed.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Loan Agreement to be effective as of the day and year first above written.

Borrower:

LCI SHIPHOLDINGS, INC.

By: /s/ D.B. Drake

Name: David Drake

Title: Vice President and Treasurer

Guarantor:

INTERNATIONAL SHIPHOLDING CORPORATION

By: /s/ D.B. Drake

Name: David Drake

Title: Vice President and Treasurer

Lender:

CITIZENS ASSET FINANCE, INC. (f/k/a RBS Asset Finance, Inc.)

By: /s/ S. Perakis

Name: Soula Perakis

Title: Vice President